UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GEMINI THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1612845
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
300 One Kendall Square, 3rd Floor Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Registration No. 333-249785

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

Explanatory Note

Gemini Therapeutics, Inc. (f/k/a FS Development Corp.) (the “Company”) hereby amends the registration statement on Form 8-A (Registration No. 333-249785) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on August 10, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company.

Prior to February 5, 2021, the Company had two classes of common stock: Class A common stock, par value $0.0001 per share (“Class A common stock”), and Class B common stock, par value $0.0001 per share (“Class B common stock”). On February 3, 2021, the Company’s stockholders approved, and on February 5, 2021, the Company effected, a merger of FSG Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) with and into Gemini Therapeutics Sub, Inc., a Delaware corporation (f/k/a Gemini Therapeutics, Inc., “Gemini”), with Gemini surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). In connection with the Business Combination, (i) all of the Class B common stock converted into Class A common stock on a one-for-one basis, (ii) the Company’s amended and restated certificate of incorporation was amended and restated to, among other things, effect the reclassification of all of the Class A common stock and Class B common stock into a single class of common stock, and (iii) the Company’s board of directors approved the amendment and restatement of the Company’s bylaws.

The description of the common stock registered hereunder and related rights is set forth under the heading “Description of Securities after the Business Combination” beginning on page 198 of the Company’s definitive proxy statement/prospectus filed pursuant to Rule 424(b)(3) (the “Proxy Statement”) filed by the Company with the SEC on January 19, 2021 (Registration No. 333-249785) and is incorporated herein by reference. The description of the common stock is qualified in its entirety by reference to the Company’s second amended and restated certification of incorporation and the Company’s amended and restated bylaws, which are filed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are being filed as a part of this registration statement or are incorporated herein by reference:

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated Bylaws.

4.1	Form of Specimen Common Stock Certificate.

10.1	Registration Rights Agreement, dated February 5, 2021, by and among the Registrant and the parties listed on the signature pages thereto.

10.2	Escrow Agreement (Shareholder Representative), dated as of February 5, 2021, by and among FS Development Holdings, LLC, FS Development Corp., Shareholder Representative Services LLC and Continental Stock Transfer & Trust Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GEMINI THERAPEUTICS, INC.

Date: February 5, 2021	By:	/s/ Jason Meyenburg
Name: Jason Meyenburg
Title: Chief Executive Officer

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